Exhibit 10.5

CURTISS-WRIGHT CORPORATION
RETIREMENT BENEFITS RESTORATION PLAN
As Amended and Restated effective January 1, 2009

FIRST INSTRUMENT OF AMENDMENT

Recitals:

1.

Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss-Wright Corporation Retirement Benefits Restoration Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety, effective as of January 1, 2009.

2.

Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan to provide for adding interest to a distribution that is delayed because the participant is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code.

3.	Article IX(a) of the Plan permits the Board of Directors of the Company to amend the Plan, by written instrument, at any time and from time to time.

4.	The Board of Directors has delegated to the Curtiss-Wright Corporation Administrative Committee the authority to adopt amendments that do not materially increase the costs of the Plan.

Amendment to the Plan:

For the reasons set forth in the Recitals to this Instrument of Amendment, the Plan is hereby amended, effective as of January 1, 2011, in the following respects.

1.	Article VII(h) is amended by adding a new paragraph to read as follows:

In any case where this Paragraph (h) requires a delay in making a payment to a Participant, the amount of such payment shall be increased with interest for the period extending from the date when the payment would otherwise have been made in accordance with the Participant’s election until the last day of the sixth month following the Participant’s Separation from Service. Interest shall be credited at the interest crediting rate or rates used to increase participants’ cash balance accounts under the C-W Retirement Plan during the period when the payment is delayed in accordance with this Paragraph (h).

2.	Section 10(f) of Appendix A is amended by adding a new paragraph to read as follows:

In any case where this Paragraph (f) requires a delay in making a payment to a Participant, the amount of such payment shall be increased with interest for the period extending from the date when the payment would otherwise have been made in accordance with the Participant’s election until the last day of the sixth month following the Participant’s Separation from Service. Interest shall be credited at the interest crediting rate or rates used to increase participants’ cash balance accounts under the C-W Retirement Plan during the period when the payment is delayed in accordance with this Paragraph (f).

3.	Section 4(f) of Appendix B is amended by adding a new paragraph to read as follows:

In any case where this Paragraph (f) requires a delay in making a payment to a Participant, the amount of such payment shall be increased with interest for the period extending from the date when the payment would otherwise have been made in accordance with the Participant’s election until the last day of the sixth month following the Participant’s Separation from Service. Interest shall be credited at the interest crediting rate or rates used to increase participants’ cash balance accounts under the C-W Retirement Plan during the period when the payment is delayed in accordance with this Paragraph (f).

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2011.

Curtiss-Wright Corporation
Administrative Committee

By:

Date:

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